EXHIBIT 99.1

Vonage Holdings Corp. Reports Third Quarter 2010 Results

— Company Announces Plans for Comprehensive Refinancing —

— Adjusted EBITDA1 of $35 Million —

— Net Income of $8 Million or $0.04 per Share Excluding Adjustments2 —

— Company Reports Revenue of $214 Million —

Holmdel, NJ, November 3, 2010 – Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting individuals and social networks through broadband devices worldwide, announced plans for a complete refinancing of its existing term loans and results for the third quarter ended September 30, 2010.

Through the refinancing, all of the company’s existing term debt, totaling $194 million will be replaced with a term loan facility with an interest rate expected to be less than half the blended rate of the current debt. The Company plans to raise approximately $200 million of new financing.

This transaction will result in a more efficient capital structure with the following expected characteristics: total leverage at or below 1.5 times debt to EBITDA, liquidity of $55 million in cash, and earnings accretion in the first year of at least 40% due to the lower interest rates on the new debt . In addition, the terms of the new loan are expected to contain far fewer restrictive covenants than the existing debt providing the Company with greater flexibility to operate and grow its business.

On November 2, 2010, the Company entered into definitive agreements with respect to refinancing its existing debt. The Company plans to exercise its right to retire the first lien debt under the make-whole provisions of the credit agreement and retire the second lien debt at a discount of more than 25% to the contractual make-whole amount. The third lien notes will be converted into 8.3 million shares of the Company’s common stock. In addition, the third lien noteholders will receive a cash payment of $2.2 million plus accrued interest of $1.1 million. The terms of the agreements also provide for certain fees to be paid to the debt holders.

The Company plans to finance this transaction with the expected $200 million pre-payable, senior secured term loan debt and cash from its balance sheet. It plans to immediately start the process of raising the required financing with the objective of completing the entire transaction prior to December 31, 2010. Actual timing and the successful completion of the refinancing are subject to market conditions.

Marc Lefar, Vonage Chief Executive Officer, said, “Today’s announcement of this global refinancing marks a major milestone in the continued transformation of our company. In many ways, it is the culmination of the significant and sustained improvements we’ve achieved in our operating performance over the past two years. With the stabilization of our customer base, our strong cash flow and a transformed capital structure, we have a very strong platform on which we can continue to build the future of Vonage.”

Third Quarter Financial and Operating Highlights

Vonage reported adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $35 million, up from $33 million in the year ago quarter and down from $41 million sequentially. EBITDA for this quarter includes $4 million in non-recurring charges from legal settlements. Income from operations increased to $20 million from $18 million in the year ago quarter and declined from $24 million sequentially.

Vonage reported net income of $8 million or $0.04 per share, excluding adjustments.2 This is an improvement from net income of $5 million excluding adjustments in the third quarter of 2009 and down from $12 million sequentially. The Company reported a GAAP net loss of $55 million or $0.26 per share. This compares to a GAAP net loss of $55 million or $0.33 per share in the third quarter of 2009. The GAAP net loss in the third quarter of 2010 includes a $60 million charge4 related to the refinancing. This charge is based on accounting rules that require the Company to value the make-whole by estimating the price at which a transaction might occur and the likelihood of it occurring, taking into consideration the facts and circumstances as of September 30, 2010.

Revenue for the third quarter was $214 million, a decrease from $222 million in the year ago quarter and down from $225 million sequentially. The decrease was driven by $6 million in non-operational items consisting of lower Universal Service Fund (“USF”) fees, which is a pass-through, and a reserve for fees paid to customers as part of the consumer class action settlement, which was recorded against revenue. Average revenue per user (“ARPU”) was $29.72, a decrease from $29.89 in the prior year and down from $31.21 sequentially.

Churn declined substantially to 2.4% from 3.4% in the year ago quarter and, as expected, increased sequentially from 2.3% due to seasonality. The Company reported a net line loss of 5,000, an improvement of 45,000 lines from the year-ago quarter and flat sequentially.

Telephony services ARPU increased to $29.45 from $29.16 a year ago driven by customer mix and higher service fees, and declined from $30.71 sequentially due to the impact of short-term promotions.

As expected, direct cost of telephony services (“COTS”) increased in part due to higher international call volume as more customers signed up for Vonage World. On a per line basis, the cost of telephony services increased to $8.36 from $7.02 in the prior year and declined from $8.72 sequentially as a result the USF pass-through. The Company expects COTS per line to increase during the fourth quarter of 2010 as it continues to grow its base of Vonage World customers.

Direct cost of goods sold was $13 million, down from $18 million in the year ago quarter and $14 million sequentially. Direct margin3 declined to 66% from 69% in the year ago quarter and was flat sequentially.

Selling, general and administrative (“SG&A”) expense was $59 million, down from $63 million in the year ago quarter and $61 million sequentially, as the Company benefited from operating efficiencies in customer care and lower legal expenses.

Pre-marketing operating income (“PMOI”)1, which represents cash generated from the Company’s existing customer base, was $95 million, down from $103 million in the year ago quarter and down from $100 million sequentially. PMOI per line was $13.25, down from $13.89 in the third quarter of 2009 and sequentially.

Marketing expense was $49 million, down 14% from $57 million in the third quarter of 2009 and flat sequentially. Gross line additions of 163,000 decreased from 191,000 the prior year on lower spend and increased from 155,000 sequentially. Subscriber line acquisition cost (“SLAC”) was roughly flat year-over-year at $302 and declined from $318 sequentially. The Company expects fourth quarter 2010 marketing spend to continue at approximately the same level as the third quarter 2010.

As of September 30, 2010, cash, cash equivalents and restricted cash totaled $185 million. Unrestricted cash was $136 million, up from $126 million in the second quarter, and restricted cash was reduced from $54 million to $49 million sequentially. Capital expenditures for the quarter were $9 million. Free cash flow was $22 million, up from a use of $18 million in the year-ago quarter and down from $81 million sequentially, as the impact from changes in working capital declined.

Guidance

The Company expects fourth quarter EBITDA to increase year-over-year and sequentially. Capital expenditures are expected to be in the low-$40 million range for the full year 2010, a slight reduction from the Company’s previous guidance of “mid-$40 million” based on expense control and project timing.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.
(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net loss.
(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.
(4)	This value will be adjusted in subsequent periods reflecting the progress of the refinancing and was based on probabilities of a transaction being completed based upon facts and circumstances as of September 30, 2010.

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$212,135	$216,085	$658,366	$646,437
Customer equipment and shipping	1,991	5,420	9,052	19,101

	214,126	221,505	667,418	665,538

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,357, $4,371, $14,297 and $14,000, respectively)	60,263	52,044	185,727	155,275
Direct cost of goods sold	13,214	17,727	43,914	54,418
Selling, general and administrative	58,908	63,187	180,463	202,565
Marketing	49,254	57,393	147,818	175,232
Depreciation and amortization	12,649	12,881	40,346	39,625

	194,288	203,232	598,268	627,115

Income from operations	19,838	18,273	69,150	38,423

Other income (expense):
Interest income	154	58	380	228
Interest expense	(11,569)	(13,690)	(37,203)	(40,911)
Gain (loss) on extinguishment of notes	(1,545)	3,816	(4,492)	3,816
Change in fair value of embedded features within notes payable and stock warrant	(62,150)	(62,998)	(69,556)	(48,878)
Other, net	(19)	15	41	821

	(75,129)	(72,799)	(110,830)	(84,924)

Loss before income tax expense	(55,291)	(54,526)	(41,680)	(46,501)
Income tax expense	(91)	(29)	(296)	(498)

Net loss	$(55,382)	$(54,555)	$(41,976)	$(46,999)

Net loss per common share:
Basic	$(0.26)	$(0.33)	$(0.20)	$(0.29)

Diluted	$(0.26)	$(0.33)	$(0.20)	$(0.29)

Weighted-average common shares outstanding:
Basic	212,086	167,666	208,278	160,477

Diluted	212,086	167,666	208,278	160,477

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$30,836	$(8,963)	$175,354	$16,660
Net cash used in investing activities	(3,379)	(9,192)	(29,421)	(23,673)
Net cash used in financing activities	(17,606)	(587)	(42,090)	(2,588)
Capital expenditures, intangible asset purchases and development of software assets	(8,506)	(9,191)	(24,612)	(23,235)

	September 30, 2010	December 31, 2009
Balance Sheet Data (at period end):
Cash and cash equivalents	$136,251	$32,213
Restricted cash	48,480	43,700
Accounts receivable, net of allowance	19,000	15,053
Inventory, net of allowance	4,265	7,771
Prepaid expenses and other current assets	21,340	40,425
Deferred customer acquisition costs	9,414	23,072
Property and equipment, net	79,315	90,548
Software, net	31,789	35,540
Debt related costs, net	4,819	7,412
Intangible assets, net	4,473	5,331
Other assets	3,250	12,319

Total assets	$362,396	$313,384

Accounts payable and accrued expenses	$139,113	$80,683
Deferred revenue	48,997	64,558
Total notes payable, including current portion, net of discount	178,488	201,771
Embedded features within notes payable, at fair value	79,520	25,050
Capital lease obligations	19,853	20,948
Other liabilities	7,816	12,283

Total liabilities	$473,787	$405,293

Total stockholders’ deficit	$(111,391)	$(91,909)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Gross subscriber line additions	163,055	154,997	190,834	472,770	561,089
Change in net subscriber lines	(4,846)	(5,236)	(50,191)	(35,861)	(145,327)
Subscriber lines (at period end)	2,399,035	2,403,881	2,445,027	2,399,035	2,445,027
Average monthly customer churn	2.4%	2.3%	3.4%	2.5%	3.2%
Average monthly revenue per line	$29.72	$31.21	$29.89	$30.68	$29.37
Average monthly telephony services revenue per line	$29.45	$30.71	$29.16	$30.27	$28.53
Average monthly direct cost of telephony services per line	$8.36	$8.72	$7.02	$8.54	$6.85
Marketing costs per gross subscriber line addition	$302	$318	$301	$313	$312
Employees (excluding temporary help) (at period end)	1,145	1,158	1,239	1,145	1,239
Direct margin as a % of total revenue	65.7%	65.8%	68.5%	65.6%	68.5%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED

EBITDA AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Income from operations	$19,838	$24,298	$18,273	$69,150	$38,423
Depreciation and amortization	12,649	13,929	12,881	40,346	39,625
Share-based expense	2,483	2,330	2,058	5,831	6,893

Adjusted EBITDA	34,970	40,557	33,212	115,327	84,941
Marketing	49,254	49,324	57,393	147,818	175,232
Customer equipment and shipping	(1,991)	(3,637)	(5,420)	(9,052)	(19,101)
Direct cost of goods sold	13,214	14,053	17,727	43,914	54,418

Pre-marketing operating income	$95,447	$100,297	$102,912	$298,007	$295,490

As a % of telephony services revenue	45.0%	45.2%	47.6%	45.3%	45.7%

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET LOSS TO

NET INCOME (LOSS) EXCLUDING ADJUSTMENTS

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Net loss	$(55,382)	$(562)	$(54,555)	$(41,976)	$(46,999)
Change in fair value of embedded features within notes payable and stock warrant	62,150	8,241	62,998	69,556	48,878
(Gain) loss on extinguishment of notes	1,545	3,985	(3,816)	4,492	(3,816)

Net income (loss) excluding adjustments	$8,313	$11,664	$4,627	$32,072	$(1,937)

Net loss per common share:
Basic	$(0.26)	$—	$(0.33)	$(0.20)	$(0.29)

Diluted	$(0.26)	$—	$(0.33)	$(0.20)	$(0.29)

Weighted-average common shares outstanding:
Basic	212,086	211,305	167,666	208,278	160,477

Diluted	212,086	211,305	167,666	208,278	160,477

Net income (loss) per common share, excluding adjustments:
Basic	$0.04	$0.06	$0.03	$0.15	$(0.01)

Diluted	$0.04	$0.05	$0.03	$0.15	$(0.01)

Weighted-average common shares outstanding:
Basic	212,086	211,305	167,666	208,278	160,477

Diluted	229,379	224,728	221,005	224,718	160,477

VONAGE HOLDINGS CORP.

TABLE 5. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET DEBT

(Dollars in thousands)

(unaudited)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2009	2009	2010	2010	2010
Current maturities of capital lease obligations	$1,434	$1,500	$1,567	$1,637	$1,708
Current portion of notes payable	1,303	1,303	1,303	1,303	1,303
Notes payable, net of discount	195,398	200,468	202,624	188,350	177,185
Capital lease obligations, net of current maturities	19,854	19,448	19,029	18,597	18,145
Unamortized discount - notes payable	25,572	24,142	22,476	17,918	15,716

Gross Debt	$243,561	$246,861	$246,999	$227,805	$214,057

Less:

Unrestricted cash	$37,819	$32,213	$52,055	$125,900	$136,251
Concentration account	—	3,277	30,000	30,000	30,000

Net debt	$205,742	$211,371	$164,944	$71,905	$47,806

Gross Debt Breakout:

First lien principal	$128,491	$128,165	$127,840	$104,327	$99,501
Second lien principal	72,000	72,000	72,000	72,000	62,540
Third lien principal	6,369	5,695	2,600	2,400	2,400
Second lien paid-in-kind interest	14,171	18,576	23,104	27,912	28,653
Third lien accrued but unpaid interest	1,242	1,478	859	932	1,110
Capital leases	21,288	20,947	20,596	20,234	19,853

Gross Debt	$243,561	$246,861	$246,999	$227,805	$214,057

About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting individuals and social networks through broadband devices worldwide. Our award winning technology serves approximately 2.4 million subscribers. We provide feature-rich communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers free unlimited calling to landline phones in all cities and locations in more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Arpine McQueen 732.218.6075 amcqueen@vonage.com

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), pre-marketing operating income, net income (loss) excluding adjustments and net debt.

Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.

Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

Vonage believes that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as the Company is focused on growing both its revenue and customer base, the Company has chosen to invest significant amounts on its marketing activities to acquire and replace subscribers.

The Company provides information relating to its adjusted EBITDA and pre-marketing operating income so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. Adjusted EBITDA is also a component of several financial covenants arising under the Company’s November 2008 financing and failing to meet these covenants would be likely to have an adverse effect on us.

The Company has also excluded from its net loss the change in fair value of embedded features within notes payable and stock warrant and gain (loss) on extinguishment of notes. The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

Vonage uses net debt as a measure of assessing leverage, as it reflects the gross debt under our credit agreements and capital leases less cash available to repay such amounts. The Company believes that net debt is also a factor that third parties consider in valuing the Company.

The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted EBITDA as GAAP income from operations excluding depreciation and amortization and share-based expense.

Vonage defines pre-marketing operating income as GAAP income from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines net income (loss) excluding adjustments, as GAAP net loss excluding the change in fair value of embedded features within notes payable and stock warrant and the gain (loss) on extinguishment of notes.

Vonage defines net debt as the current and long-term portion of notes payable and capital lease obligations plus unamortized discount on notes payable less unrestricted cash and cash in a concentration account required by the Company’s credit agreements.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Wednesday, November 3, 2010 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight November 16, 2010, and may be accessed by dialing (800) 642-1687. International callers should dial (706) 645-9291. The replay passcode is: 16391586.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding the proposed refinancing of the Company’s debt, growth strategy, telephony and marketing costs, adjusted EBITDA, and capital expenditures. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the competition the Company faces; the Company’s ability to adapt to rapid changes in the market for voice and messaging services and successfully introduce new products and services; the Company’s ability to control customer churn and attract new customers; worsening economic conditions; restrictions in the Company’s debt agreements that may limit its operating flexibility; system disruptions or flaws in the Company’s technology; results of pending or future litigation or intellectual property matters involving the Company; results of regulatory inquiries into the Company’s business practices; the Company’s dependence on third party facilities, equipment and services; the Company’s dependence upon key personnel; any failure to meet New York Stock Exchange listing requirements; the Company’s history of net operating losses; the Company’s ability to obtain additional financing if needed; differences between the Company’s service and traditional phone services, including 911 service; the Company’s dependence on customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; the Company’s ability to negotiate favorable rates with service providers and increases in termination charges that may be approved by regulators in various countries; the Company’s ability to complete the refinancing of its credit facilities and convertible notes; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to today.

(vg-f)